UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____ )

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________________________

McDonald’s Corporation
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

________________________

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This proxy statement supplement dated May 16, 2011, supplements the proxy statement of McDonald's Corporation filed with the Securities and Exchange Commission on April 8, 2011 (the “2011 Proxy Statement”) relating to the 2011 Annual Meeting of Shareholders to be held on Thursday, May 19, 2011 at 9:00 a.m. Central Time, in the Prairie Ballroom at The Lodge at McDonald's Office Campus, Oak Brook, Illinois.

The 2011 Proxy Statement inadvertently omitted CPUP award information in the table entitled "Grants of Plan-Based Awards" on page 33.  On February 9, 2010, the Company made 2010-2012 CPUP awards to each of our executive officers named in the 2011 Proxy Statement.  Our CPUP program is described on page 26 of the 2011 Proxy Statement, in our Compensation Discussion and Analysis.

GRANTS OF PLAN-BASED AWARDS SUPPLEMENT

The table below sets forth information concerning CPUP awards granted to our NEOs on February 9, 2010.  Amounts in respect of the 2010-2012 CPUP awards will be paid in 2013 based on actual performance.

Name	Estimated Future Payouts Under Non-Equity Incentive Plan Awards

	Threshold ($)	Target ($)	Maximum ($)
(a)	(c)	(d)	(e)
James A. Skinner	0	$8,000,000	$18,400,000
Peter J. Bensen	0	2,800,000	6,440,000
Donald Thompson	0	3,800,000	8,740,000
Timothy J. Fenton	0	1,650,000	3,795,000
Janice L. Fields	0	1,650,000	3,795,000
Denis Hennequin(1)	0	1,650,000	3,795,000

(1)
As a result of Mr. Hennequin's separation from the Company during 2010, he is eligible to receive a pro rata payout of his CPUP award at the same time as other award recipients, the amount of which will be based on the length of time he was employed by the Company during the performance cycle and actual performance for the entire performance period.

Except as amended by this supplement, all information set forth in the 2011 Proxy Statement remains unchanged.